Exhibit 99.1

August 26, 2016	PRESS RELEASE

BankGuam Holding Company Declares 3rd Quarter Dividends

Founding Board Member Dr. Ralph G. Sablan Retires, Mark J. Sablan Appointed

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share at its Board’s regular meeting held on Monday, August 22, 2016. The dividend will be paid on September 30, 2016, to shareholders of record as of September 15, 2016.

BankGuam Holding Company President and Chair of the Board, Lou A. Leon Guerrero stated, “I am happy to report that we have met our financial performance for this quarter, thus allowing us to once again provide a return on our shareholder’s investment.”

BankGuam Holding also announced the retirement of Dr. Ralph G. Sablan, one of Bank of Guam’s founding Board members, effective July 31, 2016. Mark J. Sablan, son of Dr. Sablan, was appointed to the Board. Mark J. Sablan, Vice President of Business Development and Community Affairs for South Pacific Petroleum Corporation since 2000, is a 26 year veteran of the local petroleum industry and worked for Bank of Guam from 1982-1990. An active community participant, Sablan is the previous Chairman of the Guam Chamber of Commerce and Past President of the Navy League of the U.S.-Guam Council.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273